Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $600,000 Leveraged Buffered Basket-Linked Notes due 2024 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (August 9, 2024) is based on the performance of a weighted basket comprised of the S&P 500® Index (54% weighting), the MSCI EAFE Index (17% weighting), the S&P MidCap 400® Index (16% weighting), the Russell 2000® Index (8% weighting) and the MSCI Emerging Markets Index (5% weighting) as measured from the trade date (August 6, 2019) to and including the determination date (August 6, 2024). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket index, of: (i) the final index level divided by the initial index level (2,881.77 with respect to the S&P 500® Index, 1,820.33 with respect to the MSCI EAFE Index, 1,883.50 with respect to the S&P MidCap 400® Index, 1,502.086 with respect to the Russell 2000® Index and 972.67 with respect to the MSCI Emerging Markets Index) multiplied by (ii) the applicable initial weighted value. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 1.21 times the basket return. If the final basket level declines by up to 20% from the initial basket level, you will receive the face amount of your notes.

If the final basket level declines by more than 20% from the initial basket level, the return on your notes will be negative and equal the basket return plus 20%. See page PS-6. You could lose a significant portion of the face amount of your notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●

if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.21 times (c) the basket return;

●	if the basket return is zero or negative but not below -20% (the final basket level is equal to or less than the initial basket level but not by more than 20%), $1,000; or
●

if the basket return is negative and is below -20% (the final basket level is less than the initial basket level by more than 20%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the basket return plus 20% times (b) $1,000. You will receive less than the face amount of your notes.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket indices with lesser weights.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $969 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	August 9, 2019	Original issue price:	100% of the face amount
Underwriting discount:	1.1% of the face amount*	Net proceeds to the issuer:	98.9% of the face amount

*See “Supplemental Plan of Distribution; Conflict of Interest” on page PS-36 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 6,195 dated August 6, 2019

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $969 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $31 per $1,000 face amount).

Prior to August 6, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through August 5, 2020). On and after August 6, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●	Product supplement no. 1,738 dated July 10, 2017
●	General terms supplement no. 1,734 dated July 10, 2017
●	Prospectus supplement dated July 10, 2017
●	Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

Terms AND CONDITIONS

(Terms From Pricing Supplement No. 6,195 Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no. 6,195 dated August 6, 2019 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Leveraged Buffered Basket-Linked Notes due 2024 and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated August 22, 2018. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated August 22, 2018. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated August 22, 2018. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated August 22, 2018, unless the context otherwise requires.

CUSIP / ISIN: 40056FWW1 / US40056FWW12

Company (Issuer):  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Basket underliers (each individually, a basket underlier): the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the MSCI EAFE Index (current Bloomberg symbol: “MXEA Index”), the S&P MidCap 400® Index (current Bloomberg symbol: “MID Index”), the Russell 2000® Index (current Bloomberg symbol: “RTY Index”) and the MSCI Emerging Markets Index (current Bloomberg symbol: “MXEF Index”), or, in each case, any successor basket underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $600,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

●	if the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;
●	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or
●

if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount

Initial basket level: 100

Final basket level: the sum of the following: (1) the final S&P 500® Index level divided by the initial S&P 500® Index level, multiplied by the initial weighted value of the S&P 500® Index plus (2) the final MSCI EAFE Index level divided by the initial MSCI EAFE Index level, multiplied by the initial weighted value of the MSCI EAFE Index plus (3) the final S&P MidCap 400® Index level divided by the initial S&P MidCap 400® Index level, multiplied by the initial weighted value of the S&P MidCap 400® Index plus (4) the final Russell 2000® Index level divided by the initial Russell 2000® Index level, multiplied by the initial weighted value of the Russell 2000® Index plus (5) the final MSCI Emerging Markets Index level divided by the initial MSCI Emerging Markets Index level, multiplied by the initial weighted value of the MSCI Emerging Markets Index

Upside participation rate: 121%

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Buffer level: 80% of the initial basket level

Buffer rate: 100%

Buffer amount: 20%

Initial weighted value: for each basket underlier, its initial weight in the basket set forth below multiplied by the initial basket level, all as set forth below:

Basket Underlier	Initial Weight in the Basket	Initial Weighted Value
S&P 500® Index	54%	54
MSCI EAFE Index	17%	17
S&P MidCap 400® Index	16%	16
Russell 2000® Index	8%	8
MSCI Emerging Markets Index	5%	5

Initial S&P 500® Index level: 2,881.77

Initial MSCI EAFE Index level: 1,820.33

Initial S&P MidCap 400® Index level: 1,883.50

Initial Russell 2000® Index level: 1,502.086

Initial MSCI Emerging Markets Index level: 972.67

Final S&P 500® Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final MSCI EAFE Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final S&P MidCap 400® Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final Russell 2000® Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final MSCI Emerging Markets Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Trade date:  August 6, 2019

Original issue date: August 9, 2019

Determination date: August 6, 2024, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the determination date.

Stated maturity date: August 9, 2024, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: on any trading day, (i) with respect to the S&P 500® Index or the S&P MidCap 400® Index, the official closing level of such basket underlier or any successor basket underlier published by the basket underlier sponsor on such trading day for such basket underlier and (ii) with respect to the MSCI EAFE Index, the Russell 2000® Index or the MSCI Emerging Markets Index, the closing level of such basket underlier or any successor basket underlier reported by Bloomberg Financial Services, or any successor reporting service the company may select, on such trading day for that underlier (as of the trade date, whereas the basket underlier sponsor of the MSCI EAFE Index, the basket underlier sponsor of the Russell 2000® Index and the basket underlier sponsor of the MSCI Emerging Markets Index publishes the official closing level of its respective basket underlier to six decimal places, Bloomberg Financial Services reports the closing level of each basket underlier to fewer decimal places. As a result, the closing level of each of the MSCI EAFE Index, the Russell 2000® Index or the MSCI Emerging Markets Index reported by Bloomberg Financial Services may be lower or higher than its respective official closing level of the MSCI EAFE Index, the Russell 2000® Index or the MSCI Emerging Markets Index published by its basket underlier sponsor.

Constituent Index: any of the component country indices comprising the MSCI EAFE Index and the MSCI Emerging Markets Index

Trading day: (i) with respect to the S&P 500® Index, the S&P MidCap 400® Index or the Russell 2000® Index, a day on which the respective principal securities markets for all of its basket underlier stocks are open for trading, the basket underlier sponsor is open for business and such basket underlier is calculated and published by the basket underlier sponsor and (ii) with respect to the MSCI EAFE Index or the MSCI Emerging Markets Index, a day on which such basket underlier is calculated and published by the basket underlier sponsor

Successor basket underlier: with respect to a basket underlier, any substitute basket underlier approved by the calculation agent as a successor basket underlier as provided under “— Discontinuance or modification of a basket underlier” below

Basket underlier sponsor: with respect to a basket underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such basket underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any basket underlier sponsor or any affiliate thereof and no basket underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Basket underlier stocks: with respect to a basket underlier, at any time, the stocks that comprise such basket underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to a basket underlier:

●

a suspension, absence or material limitation of trading in basket underlier stocks constituting 20% or more, by weight, of the basket underlier or any constituent index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to the basket underlier, to any constituent index or to basket underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

basket underlier stocks constituting 20% or more, by weight, of the basket underlier or any constituent index, or option or futures contracts, if available, relating to a basket underlier or any constituent index or to basket underlier stocks constituting 20% or more, by weight, of the basket underlier or any constituent index do not trade on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to a basket underlier or any constituent index or to any basket underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock is traded, or on which option or futures contracts relating to a basket underlier or any constituent index or a basket underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts, if available, relating to a basket underlier or any constituent index or a basket underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that basket underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for the other unaffected basket underliers.

Consequences of a market disruption event or a non-trading day: If a market disruption event with respect to any basket underlier occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. If the determination date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket underliers, the final basket level for the postponed determination date will be calculated based on (i) the closing level of each of the basket underliers that is not affected by the market disruption event or non-trading day, if any, on the originally scheduled determination date, (ii) the closing level of each of the basket underliers that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled determination date on which no market disruption event exists for that basket underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each basket underlier on the last possible postponed determination date with respect to each basket underlier as to which a market disruption event or non-trading day continues through the last possible postponed determination date. As a result, this could result in the closing level of differing basket underliers being determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more basket underliers is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of a basket underlier: If a basket underlier sponsor discontinues publication of a basket underlier and such basket underlier sponsor or any other person or entity publishes a substitute basket underlier that the calculation agent determines is comparable to such basket underlier and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor basket underlier.

If the calculation agent determines that the publication of a basket underlier is discontinued and there is no successor basket underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket underlier.

If the calculation agent determines that a basket underlier, the basket underlier stocks or any constituent index comprising that basket underlier or the method of calculating that basket underlier is changed at any time in any respect — including any split or reverse-split and any addition, deletion or substitution and any reweighting or rebalancing of the basket underlier stocks and whether the change is made by the basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the basket underlier by the basket underlier sponsor pursuant to the then-current basket underlier methodology of the basket underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such basket underlier or the method of its calculation as it believes are appropriate to ensure that the level of such basket underlier used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the basket underliers.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	121%
Initial basket level	100
Buffer level	80% of the initial basket level
Buffer rate	100%
Buffer amount	20%
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date
No change in or affecting any of the basket underlier stocks or the method by which any of the basket underlier sponsors calculates any basket underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount
(as Percentage of Face Amount)
175.000%	190.750%
150.000%	160.500%
125.000%	130.250%
110.000%	112.100%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	95.000%
50.000%	70.000%
25.000%	45.000%
0.000%	20.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 45.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 55.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts  that we would pay on your notes on the stated maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 80.000% (the section left of the 80.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final levels for each basket underlier, in each case expressed as a percentage of its initial level. The amounts in Column B represent the applicable initial weighted value for each basket underlier, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the initial basket level.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	101.00%	54.00	54.54
MSCI EAFE Index	102.00%	17.00	17.34
S&P MidCap 400® Index	102.00%	16.00	16.32
Russell 2000® Index	108.00%	8.00	8.64
MSCI Emerging Markets Index	120.00%	5.00	6.00

		Final Basket Level:	102.84
		Basket Return:	2.84%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 102.84, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 121% × 2.84%) = $1,034.36

Example 2: The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	95.00%	54.00	51.30
MSCI EAFE Index	95.00%	17.00	16.15
S&P MidCap 400® Index	95.00%	16.00	15.20
Russell 2000® Index	95.00%	8.00	7.60
MSCI Emerging Markets Index	95.00%	5.00	4.75

		Final Basket Level:	95.00
		Basket Return:	-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 95.00 is greater than the buffer level of 80% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 3: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	30.00%	54.00	16.20
MSCI EAFE Index	100.00%	17.00	17.00
S&P MidCap 400® Index	100.00%	16.00	16.00
Russell 2000® Index	120.00%	8.00	9.60
MSCI Emerging Markets Index	120.00%	5.00	6.00

		Final Basket Level:	64.80
		Basket Return:	-35.20%

In this example, the hypothetical final level of the S&P 500® Index is less than its initial level, while the hypothetical final levels of the S&P MidCap 400® Index and MSCI EAFE Index are equal to their applicable initial levels and the hypothetical final levels of the Russell 2000® Index and the MSCI Emerging Markets Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the S&P 500® Index results in the hypothetical final basket level being less than the buffer level of 80% of the initial basket level even though the S&P MidCap 400® Index and MSCI EAFE Index remained flat and the Russell 2000® Index and the MSCI Emerging Markets Index increased.

Since the hypothetical final basket level of 64.80 is less than the buffer level of 80% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100% × (-35.20% + 20%)) = $848.00

Example 4: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	50.00%	54.00	27.00
MSCI EAFE Index	60.00%	17.00	10.20
S&P MidCap 400® Index	60.00%	16.00	9.60
Russell 2000® Index	65.00%	8.00	5.20
MSCI Emerging Markets Index	55.00%	5.00	2.75

		Final Basket Level:	54.75
		Basket Return:	-45.25%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 54.75 is less than the buffer level of 80% of the initial basket level, the cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100% × (-45.25% + 20%)) = $747.50

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1,738. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,738. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1,738.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of a weighted basket, comprised of the basket underliers, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of the basket return plus the buffer amount times (ii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

In addition, the value of your notes is linked in part to the MSCI Emerging Markets Index, which is comprised of stocks traded in the equity markets of emerging market countries. The countries whose markets are represented by the MSCI Emerging Markets Index include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the index sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the MSCI Emerging Markets Index.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because each of the MSCI EAFE Index and the MSCI Emerging Markets Index is a U.S. dollar denominated index whose basket underlier stock prices are converted by the basket underlier sponsor of such basket underlier into U.S. dollars for purposes of calculating the value of such basket underlier, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in such basket underlier which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI EAFE Index and the MSCI Emerging Markets Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall basket underlier. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of such basket underlier will be adversely affected and the amount payable at maturity of the notes may be reduced.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any of the stocks included in the basket underliers during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of six basket underliers with the following initial weights within the basket: the S&P 500® Index (54% weighting), MSCI EAFE Index (17% weighting), the S&P MidCap 400® Index (16% weighting), the Russell 2000® Index (8% weighting) and the MSCI Emerging Markets Index (5% weighting).

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee. Also as of July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows:

●

with respect to the “U.S. company” criterion, (i) the IEX was added as an “eligible exchange” for the primary listing of the relevant company’s common stock and (ii) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and

●

with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.

Effective February 20, 2019, company additions to the S&P 500® Index should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

As of July 17, 2019, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (10.45%), Consumer Discretionary (10.39%), Consumer Staples (7.40%), Energy (4.87%), Financials (13.02%), Health Care (13.92%), Industrials (9.19%), Information Technology (21.64%), Materials (2.74%), Real Estate (3.06%) and Utilities (3.32%). (Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor’s website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the basket underlier, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 1,734.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

The MSCI EAFE Index

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

MSCI EAFE Index

Index Stock Weighting by Country

as of July 24, 2019

Country:	Percentage (%)*
Australia	7.18%
Austria	0.23%
Belgium	1.01%
Denmark	1.69%
Finland	1.00%
France	11.27%
Germany	8.71%
Hong Kong	4.02%
Ireland	0.54%
Israel	0.59%
Italy	2.36%
Japan	23.92%
Netherlands	3.70%
New Zealand	0.26%
Norway	0.67%
Portugal	0.16%
Singapore	1.35%
Spain	2.95%
Sweden	2.60%
Switzerland	9.21%
United Kingdom	16.60%

*Information provided by MSCI. Percentages may not sum to 100% due to rounding.

MSCI EAFE Index

Index Stock Weighting by Sector

as of July 24, 2019

Sector**	Percentage (%)*
Communication Services	5.38%
Consumer Discretionary	11.36%
Consumer Staples	11.78%
Energy	5.32%
Financials	18.89%
Health Care	11.10%
Industrials	14.75%
Information Technology	6.81%
Materials	7.27%
Real Estate	3.62%
Utilities	3.73%

*Information provided by MSCI.  Percentages may not sum to 100% due to rounding.

**Sector designations are determined by the underlier sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the MSCI EAFE Index as of the open of business on December 3, 2018 to coincide with the November 2018 semi-annual index review.

The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734.  For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — MSCI Indices” on page S-46 of the accompanying general terms supplement no. 1,734. The MSCI EAFE Index is a price return index and, therefore, the paragraph under “The Underliers — MSCI Indices – Calculation Methodology for the MSCI Indices – Daily Total Return Methodology” on page S-51 of the accompanying general terms supplement no. 1,734 does not apply to the underlier. Additional information about the underlier is available on  the following website: msci.com/index-methodology. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by GS Finance Corp. and its affiliates. These securities, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such securities. No purchaser, seller or holder of the securities, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. The general terms supplement contains a more detailed description of the limited relationship MSCI has with GS Finance Corp. and any related securities.

The S&P MidCap 400® Index

The S&P MidCap 400® Index includes a sample of 400 mid-sized companies in various industries of the U.S. economy.  S&P Dow Jones Indices LLC (“S&P”) chooses companies for inclusion in the S&P MidCap 400® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the population of mid-size companies in the U.S. equity market. Although the S&P MidCap 400® Index contains 400 constituent companies, at any one time it may contain greater than 400 constituent trading lines since some companies included in the S&P MidCap 400® Index prior to July 31, 2017 may be represented by multiple share class lines in the S&P MidCap 400® Index. The S&P MidCap 400® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spindices.com/indices/equity/sp-400-and-spdji.com. We are not incorporating by reference the website or any material they include in this pricing supplement.

The S&P MidCap 400® Index is intended to reflect the risk and return characteristics of the broader universe of mid-sized firms in the U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P MidCap 400® Index that are employed by S&P include: the company proposed for addition has an unadjusted company market capitalization of between $2.4 billion and $8.2 billion and a security level float-adjusted market capitalization that is at least $1.2 billion (but the constituents are not the 400 largest companies in the NYSE in that range and not all 400 companies are listed on such exchange; for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded in the proposed constituent to float-adjusted market capitalization of that company should be 1.00 or greater and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX (each, an “eligible exchange”)), the proposed constituent has a public float of 50% or more of its stock, the inclusion of the company will contribute to sector balance in the S&P MidCap 400® Index relative to the sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter; and, for IPOs, the company must be traded on an eligible exchange for at least twelve months. In addition, constituents of the S&P 500® Index and the S&P SmallCap 600® Index can be migrated to the S&P MidCap 400® Index without meeting the financial viability, public float and/or liquidity eligibility criteria if the S&P Index Committee decides that such a move will enhance the representativeness of the S&P MidCap 400® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies (“BDCs”), limited partnerships, master limited partnerships, limited liability companies (“LLCs”) OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (“ADRs”). Stocks are deleted from the S&P MidCap 400® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or bulletin board are removed and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P MidCap 400® Index continuity.

For constituents included in the index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P MidCap 400® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P MidCap 400® Index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P MidCap 400® Index. Constituents of the S&P MidCap 400® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P MidCap 400® Index. If an S&P MidCap 400® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P MidCap 400® Index at the discretion of the S&P Index Committee.

As of July 26, 2019, the top ten component stocks of the S&P MidCap 400® Index, by weight, were: IDEX Corporation (0.73%), STERIS Plc (0.72%), Leidos Holdings Inc. (0.68%), Trimble Inc. (0.65%), NVR, Inc. (0.64%), FactSet Research Systems Inc. (0.62%), Teledyne Technologies Incorporated (0.61%), Old Dominion Freight Line Inc. (0.61%), Domino's Pizza Inc. (0.61%) and Live Nation Entertainment, Inc. (0.59%).

As of July 26, 2019, the 400 companies included in the S&P MidCap 400® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (2.61%), Consumer Discretionary (12.39%), Consumer Staples (2.67%), Energy (2.64%), Financials (16.49%), Health Care (9.79%), Industrials (16.06%), Information Technology (16.04%), Materials (6.39%), Real Estate (10.32%) and Utilities (4.59%). (Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P MidCap 400® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

Calculation of the S&P MidCap 400® Index

The S&P MidCap 400® Index is calculated using a base-weighted aggregative methodology. The value of the S&P MidCap 400® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P MidCap 400® Index times the number of shares of such stock included in the S&P MidCap 400® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P MidCap 400® Index.

The S&P MidCap 400® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor.  The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below.  The level of the S&P MidCap 400® Index reflects the total market value of all index stocks relative to the index’s base date of June 28, 1991.

In addition, the S&P MidCap 400® Index is float-adjusted, meaning that the share counts used in calculating the S&P MidCap 400® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, publicly traded companies that hold shares for control in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds, mutual funds, exchange traded fund providers, 401(k) plans of the company, government retirement and pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations, savings plans and investment plans) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P MidCap 400® Index calculations.

The exclusion is accomplished by calculating an Investable Weight Factor (“IWF”) for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P MidCap 400® Index

In order to keep the S&P MidCap 400® Index comparable over time S&P engages in an index maintenance process.  The S&P MidCap 400® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P MidCap 400® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the index methodology, at least once within any 12 month period, the S&P Index Committee reviews the index methodology to ensure the S&P MidCap 400® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included or potentially included in the S&P MidCap 400® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P MidCap 400® Index.  Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count.  If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event.  In order that the level of the S&P MidCap 400® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P MidCap 400® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of  the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares).

Changes as a result of mergers or acquisitions are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s total shares of 5% or more due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P MidCap 400® Index as required by any changes in the number of shares outstanding. S&P implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for certain corporate action events (merger activity, stock splits and rights offerings).

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P MidCap 400® Index.  Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P MidCap 400® Index from changing as a result of the corporate action.  This helps ensure that the movement of the S&P MidCap 400® Index does not reflect the corporate actions of individual companies in the S&P MidCap 400® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P MidCap 400® Index at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spin-off security will remain in the S&P MidCap 400® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P MidCap 400® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). If there is a gap between the ex-date and distribution date (or payable date), or if the spin-off security does not trade regular way on the ex-date, the spin-off security is kept in the S&P MidCap 400® Index until the spin-off security begins trading regular way.

Several additional types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?
Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting

Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes

Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value

Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF

Company added to or deleted from the S&P MidCap 400® Index	No	Yes – divisor is adjusted by the net change in market value, calculated as the shares issued multiplied by the price paid.

Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed)

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P MidCap 400® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P MidCap 400® Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P MidCap 400® Index without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P MidCap 400® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P MidCap 400® Index following specified guidelines. In the event that the S&P MidCap 400® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P MidCap 400® Index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in S&P MidCap 400® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P MidCap 400® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the S&P MidCap 400® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P MidCap 400® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

The S&P MidCap 400® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P MidCap 400® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P MidCap 400® Index is the licensing of the S&P MidCap 400® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P MidCap 400® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P MidCap 400® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MidCap 400® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE

SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MidCap 400® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.”

As of July 19, 2019, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (13.10%), Consumer Staples (2.41%), Financial Services (25.79%), Health Care (16.82%), Materials & Processing (6.35%), Other Energy (3.93%), Producer Durables (14.49%), Technology (12.26%) and Utilities (4.85%). (Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

In addition to the exclusions discussed under “Exclusions from the Russell 2000® Index” on page S-62 of the accompanying general terms supplement no. 1,734, a company with 5% or less of its voting rights in the hands of unrestricted shareholders is no longer eligible for inclusion in the Russell 2000® Index. Existing constituents of the Russell 2000® Index that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement.

The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor's website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlier, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — Russell 2000® Index” on page S-61 of the accompanying general terms supplement no. 1,734.

The Russell 2000® Index is a trademark of FTSE Russell (“Russell”) and has been licensed for use by GS Finance Corp. The notes are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index (the underlier) is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The underlier is a free float adjusted market capitalization index and is part of the MSCI Global Investable Market Indices. The underlier is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets.

MSCI Emerging Markets Index Stock Weighting by Country

as of July 23, 2019

Country:	Percentage (%)*
Argentina	0.34%
Brazil	7.97%
Chile	0.93%
China	31.63%
Colombia	0.44%
Czech Republic	0.153
Egypt	0.14%
Greece	0.30%
Hungary	0.30%
India	8.66%
Indonesia	2.16%
Korea, Republic Of	12.06%
Malaysia	2.13%
Mexico	2.42%
Pakistan	0.03%
Peru	0.40%
Philippines	1.15%
Poland	1.09%
Qatar	0.99%
Russian Federation	3.90%
South Africa	1.40%
Taiwan, Province Of China	6.04%
Thailand	11.15%
Turkey	2.94%
United Arab Emirates	0.55%

*Information provided by MSCI. Percentages may not sum to 100% due to rounding.

MSCI Emerging Markets Index Stock Weighting by Sector

as of July 23, 2019

Sector**	Percentage (%)*
Communication Services	11.67%
Consumer Discretionary	13.58%
Consumer Staples	6.48%
Energy	7.77%
Financials	24.86%
Health Care	2.55%
Industrials	5.28%
Information Technology	14.27%
Materials	7.34%
Real Estate	2.97%
Utilities	2.78%
Communication Services	11.67%

*Information provided by MSCI.  Percentages may not sum to 100% due to rounding.

**Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the MSCI Emerging Markets Index as of the open of business on December 3, 2018 to coincide with the November 2018 semi-annual index review.

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.

As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the MSCI Emerging Markets Index from 5% to 10% and adding 26 China A shares (18 of which are ChiNext stocks) at 10% of their foreign inclusion factor-adjusted market capitalization. With the implementation of this first step, China A shares initially had an aggregate weight of 1.76% in the MSCI Emerging Markets Index. The second step will coincide with the August 2019 quarterly index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the MSCI Emerging Markets Index at 20% of their foreign inclusion factor-adjusted market capitalization. On completion of this three-step implementation, there will be 253 large- and 168 mid-cap China A shares, including 27 ChiNext shares, on a pro forma basis in the MSCI Emerging Markets Index, representing a weight of 3.3% in the pro forma index.

As of the close on May 28, 2019, MSCI began a two-step process to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by adding 30 Saudi Arabian securities at 50% of their foreign inclusion factor-adjusted market capitalization, initially representing an aggregate weight of 1.42% in the MSCI Emerging Markets Index. The second step of the inclusion will coincide with the August 2019 quarterly index review. In addition, MSCI has reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and added eight Argentinian securities initially representing an aggregate weight of 0.26% in the MSCI Emerging Markets Index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.

The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734.  For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — MSCI Indices” on page S-46 of the accompanying general terms supplement no. 1,734.  The MSCI Emerging Markets Index is a price return index and, therefore, the paragraph under “The Underliers — MSCI Indices – Calculation Methodology for the MSCI Indices – Daily Total Return Methodology” on page S-51 of the accompanying general terms supplement no. 1,734 does not apply to the underlier.  Additional information about the underlier is available on the following website: msci.com/index-methodology. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by GS Finance Corp. and its affiliates. These notes, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. The general terms supplement contains a more detailed description of the limited relationship MSCI has with GS Finance Corp. and any related notes.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from January 1, 2014 through August 6, 2019. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the MSCI EAFE Index, the Russell 2000® Index and the MSCI Emerging Markets Index are published to six decimal places by its basket underlier sponsor, Bloomberg Financial Services reports the levels of the MSCI EAFE Index, the Russell 2000® Index and the MSCI Emerging Markets Index to fewer decimal places.

Historical Performance of the S&P 500® Index

Historical Performance of MSCI EAFE Index

Historical Performance of the S&P MidCap 400® Index

Historical Performance of the Russell 2000® Index

Historical Performance of the MSCI Emerging Markets Index

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2014 through August 6, 2019 assuming that the basket closing level was 100 on January 1, 2014. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2014 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Historical Performance of the Basket

Supplemental discussion of U.S. federal income tax consequences

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-49 of the accompanying product supplement no. 1,738 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.75% of the face amount. GS&Co. will pay a fee of 0.5% from the concession to Axio Financial LLC in connection with its marketing efforts related to the offered notes. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on August 9, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Page
Terms and Conditions	PS-3
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-14
The Basket and the Basket Underliers	PS-19
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-36
Supplemental Plan of Distribution; Conflicts of Interest	PS-36
Validity of the Notes and Guarantee	PS-37

Product Supplement No. 1,738 dated July 10, 2017
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
Conflicts of Interest	S-52
General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE®100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$600,000

GS Finance Corp.

Leveraged Buffered Basket-Linked Notes due 2024

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC